UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 17, 2008

BIO-BRIDGE SCIENCE, INC.
(Exact name of registrant as specified in its charter)
Delaware	000-51497	20-1802936
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1211 West 22nd Street, Suite 615, Oak Brook, Illinois	60523
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	630-928-0869

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K and other reports filed by the Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant’s management as well as estimates and assumptions made by the Registrant’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Registrant or the Registrant’s management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant’s industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 1.01 Entry into a Material Definitive Agreement.

On March 17, 2008, Bio-Bridge Science, Inc. ("Bio-Bridge Science") entered into an Exclusive Agency Agreement (the "Agreement") with Xinhua Surgical Instruments Co., Ltd., located in Shandong, China. Under the renewed Agreement, Bio-Bridge Science has been granted exclusive distribution rights for all Xinhua surgical instruments in the United States, Australia, and New Zealand. Bio-Bridge Science's minimum sale requirement for these three areas in the first year calculated from the signing date will be $55,000 and increases 10% annually thereafter. Bio-Bridge Science is responsible for advertising and marketing expenses in connection with distribution of Xinhua surgical instruments in these three areas. Subject to minimum sale requirements, Bio-Bridge Science's exclusivity rights in these three areas will be extended unless Bio-Bridge Science fails to fulfill the minimum turnover requirements. This new agreement will supersede the previous agreement signed on November 21, 2005 by both parties. A copy of the Agreement will be included as an Exhibit to Form 10-KSB we plan to file at March 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
BIO-BRIDGE SCIENCE, INC.

Date: March 18, 2008
	By:	/s/ Liang Qiao, MD.
	Name	Liang Qiao, MD.
	Title:	Chief Executive Officer